Exhibit 99.2

RMS Medical Products Announces Promotion of Manny Marques to Chief Operating Officer

Chester, NY / December 6, 2018 / Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) today announced that Manuel “Manny” Marques has been promoted to the position of Chief Operating Officer. Manny joined the Company in July, 2015 and was previously the Vice President of Operations.

“Manny has shown proven leadership ability during his time at RMS” said Don Pettigrew, President and Chief Commercial Officer. “In his new position with expanded responsibilities, his ability to manage day-to-day operations will have significant impact on the growth of the Company.”

About Manuel “Manny” Marques

Manuel (Manny) Marques currently holds the position of Vice President of Operations, a position he has held since February 2016.  In this role, he is responsible for Manufacturing, Supply Chain, Distribution, and Engineering.  Mr. Marques joined RMS Medical Products back in July 2015 as Director of Manufacturing and Mfg. Engineering to lead the company’s efforts to improve gross margins by reducing operating and manufacturing costs.  Prior to joining RMS Medical Products, Mr. Marques was assigned the role of Lean Manufacturing Champion leading the implementation of Lean 6-Sigma Manufacturing techniques at Nobel Biocare Procera LLC.; company acquired by Danaher Corporation on December 2014.

Mr. Marques has over 23 year years of experience within the dental, medical device, and automotive industries. Most of his experience has been in engineering and manufacturing of FDA Class II & III medical devices for Datascope Corporation; company acquired by Getinge Group on September 2008. While at Datascope, he had a proven history of effectively transferring new products from R&D into manufacturing, while also reducing operating and manufacturing costs of existing products.  Mr. Marques had a P&L responsibility to reduce manufacturing costs $1Million year over year. He accomplished this by redesigning products for improved Design For Manufacturability, enhancing supply chain via selective outsourcing and contract manufacturer management, and eliminating non-value added processes.  He holds two U.S. patents for cardiovascular medical devices.  Mr. Marques obtained a BS in Mechanical Engineering Technology and also an MS in Engineering Management from the New Jersey Institute of Technology (NJIT).

About RMS Medical Products

The Company develops, manufactures and commercializes medical products used for home infusions and suctioning. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, RMS Precision Flow Rate Tubing™ and RMS HIgHFlo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in professional healthcare settings as well as at home. The Company’s RESQVAC® line of medical suctioning products is used by emergency medical service providers in addition to a variety of other healthcare providers. For more information about RMS Medical Products, please visit www.rmsmedicalproducts.com.

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Rich Cockrell

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